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                                                                     Exhibit 2.1
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                                   AGREEMENT



     AGREEMENT, dated November 25, 1998, by and between XTRA CORPORATION, a Delaware corporation (the "Company"), and WHEELS MERGERCO LLC, a Delaware limited liability company ("MergerCo").

     WHEREAS, XTRA and MergerCo are parties to an Amended and Restated Agreement and Plan of Merger and Recapitalization, dated as of July 31, 1998 (the "Recapitalization Agreement"); and

     WHEREAS, XTRA and MergerCo wish to terminate the Recapitalization Agreement pursuant to Section 8.1(1) thereof;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.        Termination.  The Company and MergerCo hereby agree that the
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Recapitalization Agreement is terminated pursuant to Section 8.1(1) thereof effective immediately upon the execution of this Agreement by the Company and MergerCo.

     2.        No Further Obligations.  Notwithstanding any provision to the
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contrary in the Recapitalization Agreement, the Company and MergerCo agree that neither party (nor any of their respective officers, directors, managers, stockholders, members or affiliates) shall have any further obligations or liabilities owing to the other in connection with or arising out of the Recapitalization Agreement or its termination. In furtherance of the foregoing, each party shall be responsible for any and all expenses incurred by it in connection with the transactions contemplated by the Recapitalization Agreement.

     3.      Public Announcement.   The parties shall use reasonable efforts to
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agree upon a mutually satisfactory text for the press release announcing termination of the Recapitalization Agreement.
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     IN WITNESS WHEREOF, the Company and MergerCo have caused this Agreement to be executed as of the date first written above by their respective officers and managers thereunto duly authorized.


                         XTRA CORPORATION


                         By: /s/ Michael J. Soja
                            ----------------------------------------
                             Name: Michael J. Soja
                             Title: Vice President and Chief Financial
                                    Officer


                         WHEELS MERGERCO LLC


                         By: /s/ Michael Gross
                            ----------------------------------------
                             Name: Michael Gross
                             Title:  Manager


                         By: /s/ Andrew Africk
                            ------------------------------
                             Name: Andrew Africk
                             Title:  Manager